Exhibit 99.1

EMPIRE RESOURCES, INC.

EMPIRE RESOURCES REPORTS STRONG SECOND QUARTER 2014 RESULTS

- Net Sales Increase 33% from Second Quarter of 2013 to $146.5 Million

- Operating Income of $3.5 Million is Double 2013 Second Quarter Level

- GAAP EPS is $0.15; Non-GAAP EPS is $0.17

FORT LEE, N.J., August 14, 2014 /PRNewswire/ -- Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the second quarter of 2014 were $146.5 million, representing an increase of 33% from the second quarter of 2013, and 6% higher sequentially.  The improvement compared with the second quarter of 2013 reflected increased sales across all geographic regions, led by a four-fold increase in sales to Latin America and a tripling of sales in Europe. Strong sales growth in North America drove the increase in sales as compared to the first quarter of 2014.

Gross profit for the second quarter of 2014 also increased 33% from the second quarter of 2013 to $7.0 million, or 4.8% of sales, compared with $5.3 million, or 4.8% of sales, in the second quarter of 2013. In the first quarter of 2014, gross profit was $6.5 million, or 4.7% of sales.

Operating income for the second quarter of 2014 was $3.5 million, which is double the operating income of $1.8 million reported in the second quarter of 2013 and up 11% from operating income of $3.2 million in the first quarter of 2014.

Net interest expense for the second quarter of 2014 was $1.1 million, which is level with both the second quarter of 2013 and the first quarter of 2014.

The Company recognized a non-cash non-operating gain of $0.2 million in the second quarter of 2014 related to the change in fair market valuation of the derivative feature of its convertible subordinated note.  That compares with a non-cash non-operating loss of $0.04 million in the second quarter of 2013, and a non-cash non-operating loss of $0.4 million in the first quarter of 2014.

For the second quarter of 2014, net income was $1.6 million, or $0.15 per diluted share, compared with net income of $0.4 million, or $0.04 per diluted share, in the second quarter of 2013, and net income of $1.0 million, or $0.12 per diluted share, in the first quarter of 2014.

Non-GAAP net income for the second quarter of 2014, which excludes changes in the value of the derivative liability, net of tax, increased 279% to $1.5 million, or $0.17 per diluted share, compared with non-GAAP net income of $0.4 million, or $0.04 per diluted share, in the second quarter of 2013. Non-GAAP net income was $1.3 million, or $0.15 per diluted share, in the first quarter of 2014.

For the first six months of 2014, net sales were $284.8 million and net income was $2.7 million, or $0.28 per diluted share, on a GAAP basis, and $2.8 million, or $0.31 per diluted share, on a non-GAAP basis. For the first six months of 2013, net sales were $243.9 million and net income was $0.5 million, or $0.05 per diluted share, on a GAAP basis, and $1.8 million, or $0.20 per diluted share, on a non-GAAP basis.

The Company uses the non-GAAP measures, which exclude the effect of the non-cash non-operating gains and losses due the quarterly change in derivatives valuation, internally to evaluate its operating performance and believes that this is a useful measure also used by investors.

Nathan Kahn, President and CEO, commented, "The recovery that began in our first quarter this year continued in the second quarter, yielding our highest level of sales since the second quarter of 2012 and our highest operating income since the third quarter of 2010. In combination, the benefits of our product and geographic diversification, our investment in our sales team, the continued sharp focus of our team on executing our strategy, and improved market conditions in the U.S. enabled us to achieve this additional progress.”

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. The Company maintains supply contracts with mills in various parts of the world.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company discloses non-GAAP net income, because management uses this supplemental non-GAAP financial measure to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals. In addition, the Company believes investors already use this non-GAAP measure to monitor the Company's performance. Non-GAAP net income is defined by the Company as net income excluding non-cash, non-operating changes in value of derivative liability related to the conversion option on its convertible debt.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measure discussed above, however, should be considered in addition to, and not as a substitute for or superior to net income or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of non-GAAP to GAAP net income is set forth in the table below.

The Company believes that providing this information assists investors in understanding the Company's operating performance and the methodology used by management to evaluate and measure such performance.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company's competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company's failure to grow internally or by acquisition and (xiii) the Company's failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets

(In thousands except share and per share amounts)

	June 30, 2014 (Unaudited)	December 31, 2013
ASSETS
Current assets:
Cash	$2,749	$2,477
Trade accounts receivable (less allowance for doubtful accounts of $561 and $562)	92,629	52,696
Inventories	124,312	139,752
Deferred tax assets	3,206	3,217
Advance to supplier, net of imputed interest of $117 and $176	3,207	3,147
Other current assets, including derivatives	5,634	6,081
Total current assets	231,737	207,370
Advance to supplier, net of imputed interest of $13 and $56, and net of current maturities	1,664	3,287
Preferential supply agreement, net	481	641
Long-term financing costs, net of amortization	1,060	358
Property and equipment, net	3,910	3,949
Deferred tax assets	388	215
Total assets	$239,240	$215,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$134,154	$107,922
Current maturities of mortgage payable	1,200	1,290
Trade accounts payable	33,314	44,058
Income taxes payable	3,751	2,042
Accrued expenses and derivative liabilities	6,076	2,844
Dividends payable	217	215
Total current liabilities	178,712	158,371

Subordinated convertible debt net of unamortized discount of $1,085 and $1,368 respectively	10,915	10,632
Derivative liability for embedded conversion option	2,228	2,048
Total Liabilities	191,855	171,051

Commitments (Note 18)

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at June 30, 2014 and December 31, 2013	117	117
Additional paid-in capital	12,210	11,937
Retained earnings	40,417	38,178
Accumulated other comprehensive income	53	51
Treasury stock, 3,077,086 and 3,177,708 shares at June 30, 2014 and December 31, 2013, respectively	(5,412)	(5,514)
Total stockholders' equity	47,385	44,769
Total liabilities and stockholders' equity	$239,240	$215,820

See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Income (Unaudited)
(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$146,516	$110,468	$284,833	$243,898
Cost of goods sold	139,501	105,201	271,331	232,001
Gross profit	7,015	5,267	13,502	11,897
Selling, general and administrative expenses	3,482	3,501	6,781	6,759
Operating income	3,533	1,766	6,721	5,138
Other expenses
Change in value of derivative liability	249	(44)	(180)	(2,167)
Interest expense, net	(1,091)	(1,134)	(2,182)	(2,247)
Income before income taxes	2,691	588	4,359	724
Income taxes	1,045	221	1,687	272
Net income	$1,646	$367	$2,672	$452
Weighted average shares outstanding:
Basic	8,669	8,586	8,649	8,585
Diluted	11,968	8,871	11,949	8,860
Earnings per share:
Basic	$0.19	$0.04	$0.31	$0.05
Diluted	$0.15	$0.04	$0.28	$0.05

See notes to unaudited condensed consolidated financial statements

Non-GAAP Consolidated Statements of Income (Unaudited)
(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
GAAP income before income taxes	2,691	588	4,359	724
Elimination of the change in value of derivative liability	(249)	44	180	2,167
Non-GAAP net income before taxation	2,442	632	4,539	2,891
Income taxes	948	238	1,757	1,086
Non-GAAP net income	$1,494	$394	$2,782	$1,805
Weighted average shares outstanding:
Basic	8,669	8,586	8,649	8,585
Diluted	8,924	8,871	8,905	8,860
Non-GAAP earnings per share:
Basic	$0.17	$0.05	$0.32	$0.21
Diluted	$0.17	$0.04	$0.31	$0.20

Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows - operating activities:
Net income	$2,672	$452
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation and amortization	317	286
Change in value of derivative liability	180	2,167
Amortization of convertible note discount	283	283
Imputed interest on vendor advance	(103)	(161)
Loss on sale of marketable securities	-	31
Amortization of supply agreement	160	160
Deferred income taxes	(173)	(942)
Foreign exchange loss and other	2	10
Stock-based compensation	373	-
Changes in:
Trade accounts receivable	(39,954)	(4,900)
Inventories	15,421	25,879
Other current assets	448	(6,270)
Trade accounts payable	(10,742)	(8,562)
Income taxes payable	1,708	1,212
Accrued expenses and derivative liabilities	3,260	(1,746)
Net cash (used in)/provided by operating activities	(26,148)	7,899
Cash flows - investing activities:
Repayment related to supply agreement	1,667	1,667
Net proceeds from sale of marketable securities	-	6
Purchases of property and equipment	(16)	(4)
Net cash provided by investing activities	1,651	1,669
Cash flows - financing activities:
Proceeds from/(repayments) of notes payable – banks	26,255	(10,169)
Repayments - mortgage payable	(90)	(84)
Deferred Financing Costs	(965)	-
Dividends paid	(431)	(215)
Proceeds from stock options exercised	15	-
Treasury stock purchased	(13)	(21)
Net cash provided by/(used in) financing activities	24,771	(10,489)
Net increase/(decrease) in cash	274	(921)
Effect of exchange rate	(2)	(3)
Cash at beginning of period	2,477	3,136
Cash at end of the period	$2,749	$2,212
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,502	$2,137
Income taxes	$1,404	$1,825
Non cash financing activities:
Dividend declared but not yet paid	$217	$215

See notes to unaudited condensed consolidated financial statements

CONTACT: Investor Relations, Comm-Counsellors, LLC, Edward Nebb, +1-203-972-8350, enebb@optonline.net, or June Filingeri, +1-203-972-0186, junefil@optonline.net; or Shareholders, David Kronfeld, +1 917-408-1940, kronfeld@empireresources.com